Filed Pursuant to Rule 424(b)(7)
Registration No. 333-210052

Prospectus Supplement to Prospectus dated May 3, 2016

23,456,953 Shares

Easterly Government Properties, Inc.

Common Stock

This prospectus supplement updates the prospectus dated May 3, 2016 relating to the possible resale, from time to time, by the selling stockholders named in this prospectus supplement of up to 23,456,953 shares of our common stock and the possible issuance of up to 10,841,745 shares of our common stock in exchange for common units of partnership interest, or common units, in Easterly Government Properties LP, our operating partnership, tendered for redemption by one or more of the limited partners pursuant to their contractual rights. The selling stockholders may only offer for sale the common stock issued upon redemption of common units if they exercise their rights to tender their common units for cash, and we exercise our right to issue common stock to them instead of cash. We will not receive any of the proceeds from the issuance of the common stock to the holder or from the resale of the shares by the holders.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supplements information contained in the prospectus.

Unless otherwise indicated or the context requires otherwise, in this prospectus supplement and the accompanying prospectus, references to “we,” “our,” “us,” and “our company” refer to Easterly Government Properties, Inc., a Maryland corporation, and its consolidated subsidiaries.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 22, 2016.

We are providing this prospectus supplement to update the table under the caption “Selling Stockholders,” in the prospectus dated May 3, 2016 (File No. 333-210052). The following updated information is based upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of June 22, 2016.

The “selling stockholders” are the people or entities who may sell shares of our common stock registered pursuant to this prospectus supplement and the accompanying prospectus. Such selling stockholders may currently hold shares of our common stock registered pursuant to this prospectus supplement or may receive shares of our common stock registered pursuant to this prospectus supplement upon exchange of common units tendered for redemption. The following table provides the names of the selling stockholders, the number of shares of our common stock and common units currently owned by such selling stockholders prior to any exchange by them of common units and prior to any resale of shares of our common stock, the maximum number of shares of our common stock offered hereby, the maximum number of shares of our common stock currently issuable to such selling stockholders upon redemption of common units and the aggregate number of shares of our common stock and common units that will be owned by such selling stockholders after the redemption assuming all of the offered shares are sold. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus supplement or that the selling stockholders will own upon completion of the offering to which this prospectus supplement relates.

The selling stockholders named below and their permitted transferees, pledgees, orderees or other successors may from time to time offer the shares of our common stock offered by this prospectus supplement.

	Prior to Resale				After Resale
Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock and Common Units Beneficially Owned	Maximum Number of Shares of Common Stock Issuable upon Redemption of Common Units	Maximum Number of Shares of Common Stock Offered for Resale hereby	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock (2)(3)	Number of Shares of Common Stock and Common Units Beneficially Owned	% of All Shares of Common Stock and Common Units (2)(3)
Allen J. Krowe & Frances A. Krowe Family Dynasty Trust (4)	10,893	29,103	18,210	29,103	—	—	—	—
Andrew Dempsey (5)	68,205	68,205	—	58,205	10,000	*	10,000	*
Andrew Pulliam (6)	733	12,098	11,365	12,098	—	—	—	—
Athena Select Real Estate Investment Fund LLC (7)	529,663	529,663	—	529,663	—	—	—	—
Bok Family Foundation (8)	174,308	174,308	—	174,308	—	—	—	—
Bradley Family Trust Number 1 (9)	—	121,049	121,049	121,049	—	—	—	—
Building Laborers Local 310 Pension Fund (10)	283,833	283,833	—	283,833	—	—	—	—
Cape Coral Municipal General Employees Pension Fund (11)	—	213,618	213,618	213,618	—	—	—	—

	Prior to Resale					After Resale
Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned		Number of Shares of Common Stock and Common Units Beneficially Owned	Maximum Number of Shares of Common Stock Issuable upon Redemption of Common Units	Maximum Number of Shares of Common Stock Offered for Resale hereby	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock (2)(3)	Number of Shares of Common Stock and Common Units Beneficially Owned	% of All Shares of Common Stock and Common Units (2)(3)
Chesapeake Employers’ Insurance Company (12)	1,354,883		1,354,883	—	1,354,883	—	—	—	—
Chicago Regional Council of Carpenters Pension Fund (10)	301,573		301,573	—	301,573	—	—	—	—
CITW Fund LP (13)	510,239		510,239	—	510,239	—	—	—	—
David Cody (14)	23,782	(15)	27,424	3,642	5,821	21,603	*	21,603	*
Easterly Capital, LLC (16)(17)	—		1,135,406	1,135,406	1,135,406	—	—	—	—
Easterly Holdings II LLC (17)	10,893		29,103	18,210	29,103	—	—	—	—
Evelyn W. McNiff Millennium Trust (18)	21,784		58,205	36,421	58,205	—	—	—	—
Federal Properties GP, LLC (17)	—		3,250	3,250	3,250	—	—	—	—
Florida International University Foundation Inc. (13)	233,502		233,502	—	233,502	—	—	—	—
GFAM Venture Partnership (19)	32,677		87,307	54,630	87,307	—	—	—	—
Greater Texas IBEW- NECA Annuity Fund (10)	290,777		290,777	—	290,777	—	—	—	—
H.E. Butt Foundation (20)	141,918		141,918	—	141,918	—	—	—	—
I.B.E.W. Local 540 Pension Plan (21)	261,461		261,461	—	261,461	—	—	—	—
International Union, United Automobile Aerospace & Agricultural Workers of America UAW – Strike Trust (10)	428,935		428,935	—	428,935	—	—	—	—
International Union, United Automobile Aerospace & Agricultural Workers of America UAW – Master Pension Trust (10)	425,751		425,751	—	425,751	—	—	—	—
Iron Workers Locals 549 & 550 Pension Plan (22)	290,512		290,512	—	290,512	—	—	—	—
John D. Gillespie	43,582	(23)	116,109	72,527	115,909	200	*	200	*
F. Joseph Moravec (24)	7,222	(25)	45,073	37,851	39,073	6,000	*	6,000	*
Lima Plumbers & Pipefitters Local No. 776 Pension Plan (26)	87,563		87,563	—	87,563	—	—	—	—
Louisiana School Employees’ Retirement System (27)	1,160,276		2,228,362	1,068,086	2,228,362	—	—	—	—

	Prior to Resale				After Resale
Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock and Common Units Beneficially Owned	Maximum Number of Shares of Common Stock Issuable upon Redemption of Common Units	Maximum Number of Shares of Common Stock Offered for Resale hereby	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock (2)(3)	Number of Shares of Common Stock and Common Units Beneficially Owned	% of All Shares of Common Stock and Common Units (2)(3)
Madonna University (28)	58,103	58,103	—	58,103	—	—	—	—
Marion Burk Knott Scholarship Fund (29)	193,590	193,590	—	193,590	—	—	—	—
Marist College (30)	58,376	58,376	—	58,376	—	—	—	—
Mark Rowe (31)	5,469	11,273	5,804	11,273	—	—	—	—
Michael Gantz	10,893	29,103	18,210	29,103	—	—	—	—
Middletown Works Hourly and Salaried Union Retirees Health Care Fund (32)	1,743,075	1,743,075	—	1,743,075	—	—	—	—
New York State Laborers Organizing Fund (33)	58,376	58,376	—	58,376	—	—	—	—
Plumbers & Pipefitters Union Locals 502 & 633 Pension Trust Fund (34)	871,538	871,538	—	871,538	—	—	—	—
Plumbers Local 27 Pension Fund (35)	204,315	204,315	—	204,315	—	—	—	—
Retiree Benefit Trust of St. Mary’s County (36)	58,156	58,156	—	58,156	—	—	—	—
Richard Romar	—	2,269	2,269	2,269	—	—	—	—
Steven Karlson	—	71,882	71,882	71,882	—	—	—	—
Texas Iron Workers Pension Plan (10)	525,381	525,381	—	525,381	—	—	—	—
The Catholic Diocese of Arlington (37)	258,123	258,123	—	258,123	—	—	—	—
The Highland Street Connection (38)	58,376	58,376	—	58,376	—	—	—	—
The National Council of Young Men’s Christian Associations of the United States of America (39)	145,646	145,646	—	145,646	—	—	—	—
The William H. Donner Foundation Inc. (40)	291,878	607,683	315,805	607,683	—	—	—	—
Trustees of Iron Workers District Council of Southern Ohio & Vicinity Pension Trust (10)	248,354	248,354	—	248,354	—	—	—	—
Trustees of the Endowment Fund of the University of Maryland (41)	304,605	304,605	—	304,605	—	—	—	—
U.S. Government Properties Income & Growth Fund II, LP (17)	25,000	25,000	—	25,000	—	—	—	—

	Prior to Resale				After Resale
Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock and Common Units Beneficially Owned	Maximum Number of Shares of Common Stock Issuable upon Redemption of Common Units	Maximum Number of Shares of Common Stock Offered for Resale hereby	Number of Shares of Common Stock Beneficially Owned	% of All Shares of Common Stock (2)(3)	Number of Shares of Common Stock and Common Units Beneficially Owned	% of All Shares of Common Stock and Common Units (2)(3)
U.S. Government Properties Income & Growth Fund, L.P. (17)	1,416	1,801,059	1,799,643	1,801,059	—	—	—	—
UBS Financial Services Inc. Custodian FBO Vito Pucci Rollover IRA KU37511 (42)	10,893	29,103	18,210	29,103	—	—	—	—
University of Akron Foundation Fund LP (13)	87,563	87,563	—	87,563	—	—	—	—
USGP I REIT Holdings, LP (17)	25,688	25,688	—	25,688	—	—	—	—
USGP II (Parallel) Fund, LP (17)	3,205	8,563	5,358	8,563	—	—	—	—
USGP II Participation Plan, LLC (17)	855	876	21	876	—	—	—	—
Western Devcon, Inc. (43)	—	70,813	70,813	70,813	—	—	—	—
West OP Holdings, LLC (43)	—	5,701,506	5,701,506	5,701,506	—	—	—	—
William T. Grant Foundation (44)	645,303	645,303	—	645,303	—	—	—	—
William C. Trimble (45)	81,713	43,672	37,959	43,672	76,000	*	76,000	*
Wyomissing Foundation (46)	58,156	58,156	—	58,156	—	—	—	—

*	Less than 1% of the total shares of common stock outstanding.
(1)	The selling stockholders listed below hold shares of our common stock and/or common units in our operating partnership initially sold either (i) in a private placement that occurred simultaneously with our initial public offering or (ii) issued as consideration for the contribution of certain property-owning subsidiaries and properties, including in connection with our initial public offering and formation transactions on February 11, 2015.
(2)	The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder. Also assumes that no transactions with respect to our common stock or common units occur other than the issuance of common stock in exchange for common units tendered for redemption. Based on a total of 32,991,743 shares of our common stock outstanding as of June 22, 2016.
(3)	Assumes that the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus supplement. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock of only such selling stockholder.
(4)	Vicki L. Krowe Carr, the trustee of Allen J. Krowe & Frances A. Krowe Family Dynasty Trust has voting or investment control with respect to the securities.
(5)	Mr. Dempsey served as an employee of the predecessor of the Company prior to the formation transactions.
(6)	Mr. Pulliam is a Senior Vice President of the Company.
(7)	Lisette Cooper, the managing partner of Athena Capital Advisors LLC, which is the manager of Athena Select Real Estate Investment Fund LLC, has voting or investment control with respect to the securities.
(8)	Scott L. Bok has voting or investment control with respect to the securities.
(9)	Katherine B. Bradley has voting or investment control with respect to the securities.

(10)	The distribution manager for the selling stockholder is J.P. Morgan Investment Management Inc. (“JPMIM”), which has discretionary authority with respect to the securities. Evrard Fraise, a managing director at JPMIM, and Robertus Prajogi, an executive director at JPMIM are authorized to act on behalf of JPMIM.
(11)	Brian Fenske, Michael Ilczyszyn, Sam Mazzotti, Robert Forster and Alisa Callahan, members of the board of trustees of Cape Coral Municipal General Employees Pension Fund, have shared voting or investment control with respect to the securities.
(12)	Chesapeake Employers’ Insurance Company is a 501c(27) non-profit organization. Thomas Phelan has voting or investment control with respect to the securities.
(13)	Kyle Blackburn and Ann Niederpruem have shared voting or investment control with respect to the securities.
(14)	Mr. Cody served as an employee of the predecessor of the Company prior to the formation transactions.
(15)	Includes 4,500 shares of Common Stock owned by children of Mr. Cody.
(16)	Easterly Capital, LLC is owned by Darrell Crate, the Chairman of the Board of Directors of the Company. Includes 1,135,406 common units, which are pledged as collateral to secure a line of credit pursuant to a contractual right to pledge under the formation transactions agreements, entered into at the time of the Company’s initial public offering. Upon a demand or default under the applicable line of credit, the lender may sell the applicable shares of common stock offered by this prospectus supplement.
(17)	Darrell Crate, the Chairman of the Board of Directors of the Company, has voting or investment control with respect to the securities.
(18)	Evelyn W. McNiff and John P. McNiff have shared voting or investment control with respect to the securities.
(19)	James Gidwitz, Ronald Gidwitz and Kevin O’Keefe have shared voting or investment control with respect to the securities.
(20)	Jennifer Hargrave has voting or investment control with respect to the securities.
(21)	Douglas S. Matthews has voting or investment control with respect to the securities.
(22)	William Sherer, Bengy Swanson, Kelly Dierkes, Kristofer Forbes, Theron Hodge, Rick Moss, John Litman, Keith LePage, John Humpe, John Selinsky, Brian Selinsky, Kim Carfagna, Thomas Liston, and Geoff Nicely, trustees of Iron Workers Locals 549 & 550 Pension Plan, have shared voting or investment control with respect to the securities.
(23)	Mr. Gillespie is the chairman and president of Prospector Fund Inc. which consists of two series, Prospector Opportunity Fund (POPFX) and Prospector Capital Appreciation Fund (PCAFX), and managing member of its investment advisor. In addition, he is an investor in POPFX which holds 200 shares of Common Stock. Mr. Gillespie disclaims beneficial ownership of the securities except to the extent of his pecuniary interest therein.
(24)	Mr. Moravec served as a Managing Director of the predecessor of the Company prior to the formation transactions, and as an Executive Vice President of the Company between February 2015 and September 2015.
(25)	Includes 6,000 shares of Common Stock jointly held by Mr. Moravec and his spouse.

(26)	Sam Halker, Bryon Chiles, Jeff Eley, Mike Knisley, Bobbie Strayer, Paul D. Knisley and Vivian Folk, members of the board of trustees of Lima Plumbers & Pipefitters Local No. 776 Pension Plan, have shared voting or investment control with respect to the securities.
(27)	Charles P. Bujol has voting or investment control with respect to the securities.
(28)	M.A. Grandillo, the president of Madonna University, has voting or investment control with respect to the securities.
(29)	Michelle Burke, the director of Marion Burk Knott Scholarship Fund, has voting or investment control with respect to the securities.
(30)	Kyle Blackburn has voting or investment control with respect to the securities.
(31)	Mr. Rowe served as the Chief Operating Officer of the predecessor of the Company, prior to the formation transactions.
(32)	Jay Youngdahl, Brian Daley, Roger McClow, Michael Bailey and Roger Minor, the trustees of Middletown Works Hourly and Salaried Union Retirees Health Care Fund, have shared voting or investment control with respect to the securities.
(33)	John Hutchins has voting or investment control with respect to the securities.
(34)	Danny DeSpain, Ricky Russ, Scott Lewis, Rick Wilson, Chad Mills, Matt Hammond, Marline Andres, Gary Keeling, Jeff Lusk and Leonard Heuser, trustees of the joint board of trustees of the Plumbers & Pipefitters Union Locals 502 & 633 Pension Trust Fund, have shared voting or investment control with respect to the securities.
(35)	Martin O’Toole, Ronald Reiber, William Carl, Edward Bigley, Mark Huber, Keith Yeager, Regis Claus, David Demor and Brian McKay, members of the board of trustees of Plumbers Local 27 Pension Fund, have shared voting or investment control with respect to the securities.
(36)	Jeannett Cudmore, the chief financial officer of Retiree Benefit Trust of St. Mary’s Country, has voting or investment control with respect to the securities.
(37)	Timothy R. Cotnoir has voting or investment control with respect to the securities.
(38)	The Highland Street Connection is a 501c(3) non-profit organization. David McGrath has voting or investment control with respect to the securities.
(39)	Nancy Owens, the chief financial officer of The National Council of Young Men’s Christian Associations of the United States of America, and Matthew McGovern, vice president, controller and finance, of The National Council of Young Men’s Christian Associations of the United States of America, have shared voting or investment control with respect to the securities.
(40)	William T. Alpert, the managing member of The William H. Donner Foundation Inc., has voting or investment control with respect to the securities.
(41)	George Boyer, M.D., Charles Morton, Esq., Milford Foxwell, Jr. M.D. and Donna Hanes, M.D. have shared voting or investment control with respect to the securities.
(42)	Vito Pucci has voting or investment control with respect to the securities.
(43)	Western Devcon, Inc. and West OP Holdings, LLC are wholly owned by Michael P. Ibe, a Director and an Executive Vice President of the Company. Includes 5,689,006 common units, which are pledged as collateral to secure a line of credit pursuant to a contractual right to pledge under the formation transactions agreements, entered into at the time of the Company’s initial public offering. Upon a demand or default under the applicable line of credit, the lender may sell the applicable shares of common stock offered by this prospectus supplement.
(44)	Russell Pennoyer, Judson Reis, Deborah McCoon and Adam Gamoran have shared voting or investment control with respect to the securities.
(45)	Mr. Trimble is a Director, the Chief Executive Officer and President of the Company.
(46)	Chris Pruitt has voting or investment control with respect to the securities.